UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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Oasis Petroleum Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OASIS PETROLEUM INC.

1001 Fannin Street

Suite 1500

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Oasis Petroleum Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Oasis Petroleum Inc. (the “Company”) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on Friday, May 3, 2013, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect two Class III directors, each for a term of three years.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2013.

3. To approve, on an advisory basis, the compensation of our executive officers as described in the “Executive Compensation and Other Information—Compensation Discussion and Analysis” (CD&A) section of the accompanying proxy statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the compensation tables.

4. To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 6, 2013.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Nickolas J. Lorentzatos
Corporate Secretary

Houston, Texas

March 15, 2013

OASIS PETROLEUM INC.

1001 Fannin Street

Suite 1500

Houston, Texas 77002

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company requests your Proxy for the Annual Meeting that will be held Friday, May 3, 2013, at 9:00 a.m. Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Corporate Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report available to its stockholders electronically via the internet. The Company is sending on or about March 18, 2013, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 6, 2013, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares.

As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 6, 2013. As of the record date, 93,601,700 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s independent registered public accountants will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. Approval of Item 3 requires the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s independent registered public accountants, brokers will have discretionary authority in the absence of timely instructions from their customers. For approval of Item 3, brokers will not have discretionary authority in the absence of timely instructions from their customers. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on Items 1 or 3. For purposes of voting on the ratification of the selection of independent registered public accountants, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the two persons named in this proxy statement as the Board of Directors’ nominees for election as Class III directors.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2013.

•	FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class III directors of the Company to serve for a three year term to expire in 2016 and until either they are re-elected or their successors are elected and qualified:

Michael McShane

Thomas B. Nusz

Messrs. McShane and Nusz are currently serving as directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Thomas B. Nusz	53	Chairman, President and Chief Executive Officer
Taylor L. Reid	50	Director, Executive Vice President and Chief Operating Officer
William J. Cassidy(1)(2)(3)	47	Director
Ted Collins, Jr.(1)(3)	74	Director
Michael McShane(1)(2)	59	Director
Bobby S. Shackouls(2)	62	Director
Douglas E. Swanson, Jr.(2)(3)	41	Director
Michael H. Lou	38	Executive Vice President and Chief Financial Officer
Nickolas J. Lorentzatos	44	Senior Vice President, General Counsel and Corporate Secretary
Roy W. Mace	54	Senior Vice President and Chief Accounting Officer

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The Company’s Board of Directors currently consists of seven members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Collins and Swanson are designated as Class I directors, and their terms of office expire in 2014. Messrs. Cassidy, Reid and Shackouls are designated as Class II directors, and their terms of office expire in 2015. Messrs. McShane and Nusz are designated as Class III directors, and their terms of office expire in 2013.

Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director.

Thomas B. Nusz has served as our Director, President and Chief Executive Officer (or in similar capacities) since our inception in March 2007 and has 31 years of experience in the oil and gas industry. From April 2006 to February 2007, Mr. Nusz managed his personal investments, developed the business plan for Oasis Petroleum LLC and secured funding for the company. He was previously a Vice President with Burlington Resources Inc., a formerly publicly traded oil and gas exploration and production company or, together with its predecessors, Burlington, and served as President International Division (North Africa, Northwest Europe, Latin America and China) from January 2004 to March 2006, as Vice President Acquisitions and Divestitures from October 2000 to December 2003 and as Vice President Strategic Planning and Engineering from July 1998 to September 2000 and Chief Engineer for substantially all of such period. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. From September 1985 to June 1998, Mr. Nusz held various operations and managerial positions with Burlington in several regions of the United States, including the Permian Basin, the San Juan Basin, the Black Warrior Basin, the Anadarko Basin, onshore Gulf Coast and Gulf of Mexico. Mr. Nusz was an engineer with Mobil Oil Corporation and for Superior Oil Company from June 1982 to August 1985. He is a current member of the National Petroleum Council, an advisory committee to the Secretary of Energy of the United States. Mr. Nusz holds a Bachelor of Science in Petroleum Engineering from Mississippi State University.

Taylor L. Reid has served as our Director, Executive Vice President and Chief Operating Officer (or in similar capacities) since our inception in March 2007 and has 27 years of experience in the oil and gas industry. From November 2006 to February 2007, Mr. Reid worked with Mr. Nusz to form the business plan for Oasis Petroleum LLC and secure funding for the company. He previously served as Asset Manager Permian and Panhandle Operations with ConocoPhillips from April 2006 to October 2006. Prior to joining ConocoPhillips, he served as General Manager Latin America and Asia Operations with Burlington from March 2004 to March 2006 and as General Manager Corporate Acquisitions and Divestitures from July 1998 to February 2004. From March 1986 to June 1998, Mr. Reid held various operations and managerial positions with Burlington in several regions of the continental United States, including the Permian Basin, the Williston Basin and the Anadarko Basin. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. Mr. Reid holds a Bachelor of Science in Petroleum Engineering from Stanford University.

William J. Cassidy has served as our Director since September 2010, is the Chair of our Nominating and Governance Committee, and serves on our Audit and Compensation Committees. Mr. Cassidy is currently a Principal at RPA Capital, LLC an asset management fund focused on providing mezzanine capital to commodity producers. He served as a non-executive director of GasValpo, SA, a Chilean gas distribution company, from September 2008 until September 2012. Previously, Mr. Cassidy worked at USDCM, LLC, a Greenwich, CT based drilling fund from the end of 2008 until the end of 2009. From 2006 until 2008, Mr. Cassidy served at Barclays Capital as Head of Exploration and Production Investment Banking. From 2002 to 2006 he worked as a senior member of the Energy and Power Investment Banking division at Banc of America Securities. Mr. Cassidy began his investment banking career with JPMorgan Chase in varying capacities from 1995 to 2001. During that time he spent two years in London, focused on the emerging deregulation of the European natural gas industry, spending the balance of his time in New York focused on providing strategic advice to North American and Latin American E&P companies. He worked as a Geophysicist for Conoco from 1989 to 1993 focused on the North Sea and emerging deepwater Gulf of Mexico. He earned his Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Masters of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and an MBA (Finance) from the Wharton School of the University of Pennsylvania.

Ted Collins, Jr. has served as our Director since February 2011 and serves on our Audit and Nominating & Governance Committees. Mr. Collins formerly served as Chairman and Chief Executive Officer of Patriot Resources Partners, LLC, and is currently an independent oil and gas operator. He serves as a director on the

Boards of CLL Global Research Foundation and Energy Transfer Group, L.P. Mr. Collins began his career in 1960 as a Petroleum Engineer with Pan American Petroleum Corporation. He left in 1963 to become an independent oil operator. He then joined American Quasar Petroleum Company as Executive Vice President in 1969 until 1982 at which time he became President of Enron Oil & Gas Company, whose predecessor companies were HNG Oil Co. and HNG/InterNorth Exploration. He left Enron in 1988 and became President of Collins & Ware, Inc., an independent oil and gas exploration and production company, which sold the majority of its assets to Apache Corp. in 2000. From 2000 to 2006, he served as President of Collins & Ware Investments Co. He earned his Bachelor of Science in Geological Engineering from the University of Oklahoma.

Michael McShane has served as our Director since May 2010, is the Chair of our Audit Committee and serves on our Compensation Committee. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until the completion of the merger of Grant Prideco with National Oilwell Varco, Inc. in April 2008, and Chairman of the Board of Grant Prideco from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President—Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002. Mr. McShane has also served as a director of Complete Production Services, Inc. (NYSE: CPX), an oilfield service provider, since March 2007, and has served as a director of Superior Energy Services, Inc. (NYSE: SPN) since its merger with Complete Production Services in February 2012. Mr. McShane has also served as a director of Spectra Energy Corp (NYSE: SE), a provider of natural gas infrastructure, since April 2008, Globalogix, a privately held company that provides comprehensive services to upstream oil and gas producers and operators, since June 2007 and Forum Energy Technologies, Inc. (NYSE: FET), a global provider of manufactured and applied technologies to the energy industry, since August 2010. Mr. McShane also serves as an advisor to Advent International, a global private equity firm.

Bobby S. Shackouls has served as our Director since March 1, 2012 and serves on our Compensation Committee. Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.) since 1994. Subsequent to the merger, Mr. Shackouls served on the ConocoPhillips Board of Directors until 2011. He currently serves as a director of The Kroger Co. and PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. Mr. Shackouls holds a Bachelor of Science in Chemical Engineering from Mississippi State University.

Douglas E. Swanson, Jr. has served as our Director since our inception in March 2007, is the Chair of our Compensation Committee and serves on our Nominating and Governance Committee. Mr. Swanson is a Partner of EnCap Investments L.P., an investment management firm, which he joined in 1999. Prior to his position at EnCap, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson has extensive industry experience serving on numerous boards of private oil and gas exploration and production companies over his 13-year history with EnCap and is a member of the Independent Petroleum Association of America and the Texas Independent Producers & Royalty Owners Association. Mr. Swanson holds a Bachelor of Arts in Economics and a Masters of Business Administration, both from the University of Texas at Austin.

Michael H. Lou has served as our Executive Vice President and Chief Financial Officer since August 2011. Mr. Lou served as our Senior Vice President Finance (or similar capacities) from September 2009 to August 2011 and has 16 years of experience in the oil and gas industry. Prior to joining us, Mr. Lou was an independent contractor from January 2009 to August 2009. From February 2008 to December 2008, he served as the Chief Financial Officer of Giant Energy Ltd., a private oil and gas management company, from July 2006 to December 2008 he served as Chief Financial Officer of XXL Energy Corp., a publicly listed Canadian oil and gas company, and from August 2008 to December 2008, he served as Vice President Finance of Warrior Energy N.V., a publicly listed Canadian oil and gas company. From October 2005 to July 2006, Mr. Lou was a Director for Macquarie Investment Bank. Prior to joining Macquarie, Mr. Lou was a Vice President for First Albany Investment Banking from 2004 to 2006. From 1999 to 2004, Mr. Lou held positions of increasing responsibility, most recently as a Vice President, for Bank of America’s investment banking group. From 1997 to 1999, Mr. Lou was an analyst for Merrill Lynch’s investment banking group. Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University.

Nickolas J. Lorentzatos has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2010 and has 13 years of experience in the oil and gas industry and 17 years practicing law. He previously served as Senior Counsel with Targa Resources from July 2007 to September 2010. From April 2006 to July 2007, he served as Senior Counsel to ConocoPhillips. Prior to joining ConocoPhillips, he served as Counsel and Senior Counsel to Burlington from August 1999 to April 2006. From September 1995 to August 1999, he was an associate with Bracewell & Patterson, LLP. Mr. Lorentzatos holds a Bachelor of Arts from Washington and Lee University, a Juris Doctor from the University of Houston, and a Masters of Business Administration from the University of Texas at Austin.

Roy W. Mace has served as our Senior Vice President and Chief Accounting Officer (or in similar capacities) since our inception in March 2007 and has 31 years of experience in the oil and gas industry. He previously served as Business Process Improvement & Integration Advisor with ConocoPhillips from March 2006 to March 2007. Prior to joining ConocoPhillips, Mr. Mace was a Senior Accounting Manager with Burlington from June 1999 to March 2006. Upon starting his career with Burlington as a Senior Corporate Auditor, Mr. Mace advanced into various managerial accounting positions at Burlington during the period from August 1986 to June 1999. Prior to joining Burlington, Mr. Mace worked as an Assistant Controller for Permian Tank & Manufacturing from June 1984 to August 1986 and as a staff accountant for KPMG from July 1982 to June 1984. Mr. Mace holds a Bachelor of Business Administration and Accounting from Eastern New Mexico University and is a licensed Certified Public Accountant.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors of the Company held five meetings during 2012, and its independent directors met in executive session five times during 2012. During 2012, each of our directors attended all of the meetings of the Board of Directors, with the exception of Mr. Reid, who did not attend the July 26, 2012 meeting, and all of the meetings of the committees of the Board of Directors on which that director served, with the exception of Mr. Collins, who did not attend the February 27, 2012 telephonic audit committee meeting.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Audit Committee are Messrs. McShane (Chairman), Cassidy and Collins. The Audit Committee held six meetings during 2012.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com, include among other duties, the responsibility to:

•	periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•	approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•	periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•	exercise oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2012, the Compensation Committee engaged the services of Longnecker & Associates (“Longnecker”). In selecting Longnecker as its independent compensation consultant, the Compensation Committee assessed the independence of Longnecker pursuant to SEC rules and considered, among other things, whether Longnecker provides any other services to us, the policies of Longnecker that are designed to prevent any conflict of interest between Longnecker, the Compensation Committee and us, any personal or business relationship between Longnecker and a member of the Compensation Committee or one of our executive officers and whether Longnecker owns any shares of our common stock. The terms of Longnecker’s engagement are set forth in an engagement agreement that provides, among other things, that Longnecker is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Longnecker does not provide any other services to the Company, and the Compensation Committee has concluded that we do not have any conflicts of interest with Longnecker. Among the services Longnecker was asked to perform were apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s executive and director compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs.

The members of the Compensation Committee are Messrs. Swanson (Chairman), Cassidy, McShane, and Shackouls. The Compensation Committee held six meetings during 2012.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Nominating and Governance Committee are Messrs. Cassidy (Chairman), Swanson and Collins. The Nominating and Governance Committee held four meetings during 2012.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This compensation discussion and analysis, or CD&A, provides information about our compensation objectives and policies for our principal executive officer, our principal financial officer, our other three most highly-compensated executive officers during the last completed fiscal year, and one additional individual who would have been among our three most highly-compensated executive officers, except that he was not serving as an executive officer at the end of fiscal year 2012 (collectively referred to as our “Named Executive Officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of our compensation program and specific information about its various components.

Throughout this discussion, the following individuals are referred to as our “Named Executive Officers” and are included in the Summary Compensation Table:

•	Thomas B. Nusz, Chairman, President and Chief Executive Officer;

•	Taylor L. Reid, Executive Vice President and Chief Operating Officer;

•	Michael H. Lou, Executive Vice President and Chief Financial Officer;

•	Nickolas J. Lorentzatos, Senior Vice President, General Counsel and Corporate Secretary;

•	Roy W. Mace, Senior Vice President and Chief Accounting Officer; and

•	Walter S. Smithwick, Senior Vice President Operations.

In January 2012, we re-evaluated the responsibilities of our management team and determined that our executive officers are Messrs. Nusz, Reid, Lou, Lorentzatos and Mace. Prior to January 2012, Mr. Smithwick also served as an executive officer, but he was not serving as an executive officer at the end of fiscal year 2012 and is not currently an executive officer.

Although this CD&A focuses on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2012, we also describe compensation actions taken before or after the last completed fiscal year to the extent such discussion enhances the understanding of our executive compensation disclosures.

Executive Summary

In 2011, we held our first stockholder advisory vote on the compensation paid to our Named Executive Officers, which resulted in almost 85% of the votes cast approving such compensation. As recommended by our Board of Directors, a majority of stockholders expressed their preference for an advisory vote on executive compensation occurring every two years. We have implemented that recommendation, and our stockholders are again being asked to approve our Named Executive Officers’ compensation at this year’s Annual Meeting. See “Item Three: Advisory Vote on Executive Compensation.” Our Compensation Committee evaluated the results of the 2011 advisory vote on executive compensation and the support expressed by stockholders, and our Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this CD&A, including our Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of data of a peer group of companies. While each of these factors bore on our Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, our Compensation Committee did not make any changes to our executive compensation program and policies as a result of our most recent “say on pay” advisory vote. Given the support stockholders expressed for our executive compensation programs, our Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers for 2012.

However, we did adopt certain changes to our employment agreement provisions and the provisions of our Executive Change in Control and Severance Benefit Plan, effective March 1, 2012, that our Compensation Committee determined to be in our best interest and in the best interest of our stockholders. Specifically, the terms of the agreements and the plan, as applicable, have been revised to (i) eliminate the payment of any tax gross up related to excise taxes that could be imposed on our Named Executive Officers under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of potential golden parachute payments, (ii) make certain changes to the severance amounts payable to our Named Executive Officers, and (iii) in the case of the employment agreements only, remove the automatic renewal feature. See “Employment Agreements” and “Severance and Change in Control Arrangements” below for additional information. In addition, our Compensation Committee began granting an additional type of long-term equity incentive award—performance share units or “PSUs”—to our Named Executive Officers and other key employees. The Compensation Committee believes that these PSUs, which are earned based on our performance relative to the performance of certain peer companies, help further align the interests of our Named Executive Officers with the interests of our stockholders. See “Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives” below for more information regarding these awards.

We believe that our executive management team has created significant value for our stockholders in 2012. The following are key highlights of our achievements during fiscal year 2012:

•	Increased average daily production 110% from 10,724 barrels of oil equivalent per day in 2011 to 22,469 barrels of oil equivalent per day in 2012;

•	Completed and placed on production 117 gross (95.8 net) operated wells during 2012;

•

Increased total estimated net proved oil and natural gas reserves at December 31, 2012 to 143.3 million barrels of oil equivalent, representing an 82% increase over year-end 2011 estimated net proved reserves;

•	Continued to grow our leasehold position to 335,383 total net acres in the Williston Basin, of which 264,595 net acres are held-by-production as of December 31, 2012;

•	Successfully launched and utilized Oasis Well Services, our internal frac service provider on our operated wells;

•	Ended the year with $239.3 million of cash, cash equivalents, and short-term investments and had total liquidity of $737.1 million.

Consistent with, and in recognition of, these achievements, we awarded 2012 annual cash incentive bonuses to our Named Executive Officers in excess of target levels. We believe the total compensation received by our Named Executive Officers for 2012 reflects the exceptional company and individual performance for the year.

Compensation Program Philosophy and Objectives

Our future success and the ability to create long-term value for our stockholders depends on our ability to attract, retain and motivate the most qualified individuals in the oil and gas industry. Our compensation program is designed to reward performance that supports our long-term strategy and achievement of our short-term goals. We believe that compensation should:

•

help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	align the interests of the individual with those of our stockholders and long-term value creation;

•	be directly tied to the attainment of our annual performance targets and reflect individual contribution thereto;

•	pay for performance, whereby an individual’s total compensation is heavily influenced by our performance; and

•	reflect the unique qualifications, skills, experience and responsibilities of each individual.

Setting Executive Officer Compensation

Our Compensation Committee makes all compensation decisions related to our Named Executive Officers. For each fiscal year, Mr. Nusz, our Chief Executive Officer, Mr. Reid, our Chief Operating Officer, and Mr. Lou, our Chief Financial Officer, together review our Named Executive Officers’ current compensation and make a recommendation to our Compensation Committee on overall compensation structure and individual compensation levels for each executive officer, including themselves.

As discussed in greater detail throughout this CD&A, our Compensation Committee met numerous times during 2012 to review and discuss executive compensation matters with respect to 2012. Our Compensation Committee generally intends to target the 50th percentile for base salary within our peer group and to provide our executive officers with an opportunity to earn up to the 75th percentile for total compensation, subject to target performance metrics being met or exceeded. Although our Compensation Committee reviews survey information as a frame of reference, ultimately the compensation decisions are qualitative, not quantitative, and take into consideration in material part factors such as the age of the data in the survey, the particular officer’s contribution to our financial performance and condition, as well as such officer’s qualifications, skills, experience and responsibilities. Our Compensation Committee considers outside factors as well, such as industry shortages of qualified employees for such positions, recent experience in the marketplace, and the elapsed time between the surveys used and when compensation decisions are made. In light of these qualitative and other considerations, the base salary of a particular officer may be greater or less than the 50th percentile and total compensation may be greater or less than the 75th percentile and, in any event, our Compensation Committee recognizes that the compensation of certain of our executive officers continues to build to these targeted levels. In order to provide our Named Executive Officers with an opportunity to attain up to the 75th percentile for total compensation for 2012, as well as to motivate and retain our executive talent and further align their interests with those of our stockholders, we increased the threshold, target and maximum percentages of base salary that each Named Executive Officer may earn with respect to our annual cash incentive bonus awards and restricted stock awards, and our Compensation Committee granted 2012 PSUs to our Named Executive Officers.

Our Compensation Committee reviews our executive compensation program on an annual basis. During the last quarter of 2011, our Compensation Committee reviewed recommendations regarding changes to 2012 executive compensation and, following consultation with management, in December 2011, our Compensation Committee and our Board of Directors approved certain changes to our executive compensation program for 2012 that are described in the following sections of this CD&A. Similarly, during the last quarter of 2012, our Compensation Committee reviewed preliminary recommendations regarding changes to 2013 executive compensation and met with management and other members of our Board of Directors to discuss these recommendations. In December 2012, our Compensation Committee and our Board of Directors approved certain changes to our executive compensation program for 2013 that are also discussed below under “Elements of Our Compensation and Why We Pay Each Element.”

Benchmarking and Peer Group. For 2012, members of our management team met with representatives from Longnecker, our compensation consultant, and our Compensation Committee to select a group of companies that they consider a “peer group” for executive and director compensation analysis purposes. This peer group was then used for purposes of developing the recommendations presented to our Board of Directors for 2012 compensation packages for our executive officers and non-employee directors. The oil and gas companies that comprise this peer group were selected primarily because they (i) have similar annual revenue, assets, market capitalization and enterprise value as us and (ii) potentially compete with us for executive talent. In light of these considerations, it was determined that certain changes to the 2011 peer group were necessary in order to establish an appropriate peer group for 2012.

The 2012 peer group for compensation purposes consists of:

• Berry Petroleum Company	• EXCO Resources, Inc.
• Bill Barrett Corp.	• Forest Oil Corporation
• Brigham Exploration Company	• Gulfport Energy Corp.
• Cabot Oil and Gas Corporation	• Quicksilver Resources Inc.
• Carrizo Oil and Gas, Inc.	• Resolute Energy Corp.
• Comstock Resources Inc.	• Rosetta Resources Inc.
• Concho Resources Inc.	• Swift Energy Company
• Continental Resources, Inc.	• Whiting Petroleum Corporation

Longnecker compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Longnecker also provided published survey compensation data from multiple sources. This compensation data was then used to compare the compensation of our Named Executive Officers to comparably titled persons at companies within our peer group and in the survey data, generally targeting base salaries for our Named Executive Officers at the 50th percentile of our peer group, and targeting annual cash and long-term incentives so that our Named Executive Officers will have the opportunity to realize in future years total compensation up to the 75th percentile of our peer group based on company performance. In order to provide our Named Executive Officers with an opportunity to attain up to the 75th percentile for total compensation for 2012, as well as to motivate and retain our executive talent and further align their interests with those of our stockholders, we increased the threshold, target and maximum percentages of base salary that each Named Executive Officer may earn with respect to our annual cash incentive bonus awards and restricted stock awards, and our Compensation Committee granted 2012 PSUs to our Named Executive Officers.

Prior to the December 2012 meeting of our Compensation Committee, Longnecker worked with members of our management team and our Compensation Committee to adjust our peer group for 2013 so that the companies considered for compensation-setting purposes continue to be appropriate comparators based on the criteria described above. The 2013 peer group for compensation purposes consists of:

• Berry Petroleum Company	• Forest Oil Corporation
• Bill Barrett Corp.	• Gulfport Energy Corp.
• Cabot Oil and Gas Corporation	• Kodiak Oil & Gas Corp.
• Carrizo Oil and Gas, Inc.	• QEP Resources Inc.
• Cimarex Energy Co.	• Rosetta Resources Inc.
• Comstock Resources Inc.	• SM Energy Co.
• Concho Resources Inc.	• Swift Energy Company
• Continental Resources, Inc.	• Ultra Petroleum Corp.
• EXCO Resources, Inc.	• Whiting Petroleum Corporation

For subsequent years, our Compensation Committee will review and re-determine on an annual basis the composition of our peer group so that the peer group will continue to consist of oil and gas exploration and production companies (i) with annual revenue, assets, market capitalization and enterprise value (or other appropriate metrics) similar to us and (ii) which potentially compete with us for executive talent.

Role of the Compensation Consultant. Our Compensation Committee’s charter grants the committee the sole authority to retain, at our expense, outside consultants or experts to assist it in its duties. Beginning in August 2010, our Compensation Committee engaged Longnecker to advise it with respect to executive compensation matters, including development of the annual compensation peer group and an annual review and evaluation of our executive and director compensation packages generally, based on, among other things, survey data and information regarding general trends. Representatives from Longnecker periodically meet with our Compensation Committee throughout the year and advise our Compensation Committee with regard to general trends in director and executive compensation, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters relating to executive compensation. In addition,

Longnecker provides our management with survey compensation data regarding our compensation peer group for each fiscal year. As discussed above under “Meetings and Committees of Directors—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with Longnecker.

Elements of Our Compensation and Why We Pay Each Element

The compensation program for our Named Executive Officers is comprised of the following four elements:

•	base salary;

•	annual performance-based cash incentive awards;

•	long-term equity-based compensation (including restricted stock awards and PSUs); and

•	other employee benefits.

Base Salary. Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. We pay each Named Executive Officer a base salary in order to:

•	recognize each executive officer’s unique value and contributions to our success in light of salary norms in the industry and the general marketplace;

•	remain competitive for executive talent within our industry;

•	provide executives with sufficient, regularly-paid income; and

•	reflect position and level of responsibility.

In setting annual base salary amounts, our Compensation Committee intends to generally target by position the 50th percentile of our peer group, although the Compensation Committee also takes into consideration factors such as the particular officer’s contribution to our financial performance and condition, as well as the officer’s qualifications, skills, experience and responsibilities. Our Compensation Committee reviewed data provided by Longnecker with respect to our 2012 compensation peer group and, at its December 2011 meeting, approved certain changes to the base salaries of our Named Executive Officers as determined necessary to retain such individuals and in order to bring the base salaries of our Named Executive Officers more in line with this targeted level of salary. Specifically for 2012, (i) Mr. Nusz’s annual base salary was increased from $325,000 to $450,000; (ii) Mr. Reid’s annual base salary was increased from $275,000 to $350,000; (iii) Mr. Lou’s annual base salary was increased from $275,000 to $320,000; (iv) Mr. Lorentzatos’ annual base salary was increased from $200,000 to $260,000; (v) Mr. Mace’s annual base salary was increased from $200,000 to $260,000; and (vi) Mr. Smithwick’s annual base salary was increased from $220,000 to $260,000. Each of these increases was effective on March 1, 2012. The following table shows how the 2012 base salary rate of each Named Executive Officer compares to the base salary rates of similarly situated officers in the 50th percentile of our peer group:

	2012 Base Salary	50th Percentile of 2012 Peer Group	Percentage of 50th Percentile
Thomas B. Nusz	$450,000	$579,265	78%
Taylor L. Reid	$350,000	$373,936	94%
Michael H. Lou	$320,000	$324,660	99%
Nickolas J. Lorentzatos	$260,000	$287,037	91%
Roy W. Mace(1)	$260,000	$175,873	148%
Walter S. Smithwick	$260,000	$252,805	103%

(1)	Our Compensation Committee recognizes that Mr. Mace’s base salary for 2012 is above the market 50th percentile of base salaries for other chief accounting officers at companies within our 2012 compensation peer group; however, our Compensation Committee believes Mr. Mace’s base salary increase is appropriate to account for his additional responsibilities in other areas of our business, including human resources, information technology, and corporate services.

At its December 2012 meeting, our Compensation Committee reviewed data with respect to our 2013 compensation peer group and approved certain increases to the base salaries of our Named Executive Officers for fiscal year 2013. These increases were primarily implemented so that the base salaries of our Named Executive Officers would more closely align with the 50th percentile of our 2013 compensation peer group and in order to ensure that executive officers at the same level of responsibility within our organization are being consistently compensated. In light of Mr. Mace’s additional responsibilities in a variety of areas throughout our business, Mr. Mace’s base salary for 2013 remains above the market 50th percentile of base salaries for other chief accounting officers at companies within our 2013 compensation peer group. For Mr. Smithwick, his base salary for 2013 was set above the market 50th percentile of base salaries for other senior vice presidents of operations at companies within our 2013 compensation peer group in recognition of his increasing responsibilities within our organization. Effective March 1, 2013, the base salaries of our Named Executive Officers were set as follows:

	2013 Base Salary	50th Percentile of 2013 Peer Group	Percentage of 50th Percentile
Thomas B. Nusz	$660,000	$659,395	100%
Taylor L. Reid	$450,000	$429,613	105%
Michael H. Lou	$350,000	$351,682	100%
Nickolas J. Lorentzatos	$300,000	$311,150	96%
Roy W. Mace	$275,000	$240,428	114%
Walter S. Smithwick	$300,000	$269,224	111%

Annual Performance-Based Cash Incentive Awards. We have historically utilized, and expect to continue to utilize, performance-based annual cash incentive awards to reward achievement of specified performance goals for the company as a whole with a time horizon of one year or less. We include an annual performance-based cash incentive award as part of our compensation program because we believe this element of compensation helps to:

•	motivate management to achieve key annual corporate objectives, and

•	align executives’ interests with our stockholders’ interests.

Our annual cash performance incentive program for our Named Executive Officers is governed by our 2010 Annual Incentive Compensation Plan (the “Incentive Plan”). For 2012, the annual performance incentive metrics included most of the same metrics that we utilized for the 2011 fiscal year, such as reserve growth and efficiency, cost structure (operating costs and general and administrative expenses), and specified milestones relating to our short- and long-term strategic objectives, including the successful execution of our business plan, securing capital, development and management of our project inventory and organizational improvements. In addition, we evaluated overall production growth and adjusted EBITDAX, and also considered these two metrics on a per share basis, because we believe these are good indicators of performance for public companies. Further, certain broad categories such as “reserve growth and efficiency” and “cost structure” also included specific, quantifiable metrics to be consistent with the remaining categories.

We set threshold, target and maximum levels for the performance metrics to serve as a guideline for determining the actual bonus amounts earned by our Named Executive Officers for 2012. In general, for our Named Executive Officers, our Board of Directors attempted to set objectives for 2012 such that there was approximately a 90% probability of achieving the threshold performance metrics, a 60% probability of achieving the target performance metrics and a 20% probability of achieving the maximum performance metrics. In setting the performance incentive metrics for 2012, our Board of Directors considered the extent to which targets were met in prior years.

Our performance goals serve more as guidelines for our Compensation Committee to utilize throughout the year to ensure that our goals and targets will ultimately reflect our true performance. The performance goals are only one factor utilized by our Compensation Committee, alongside a number of other subjective features, such as extenuating market circumstances, individual performance and safety performance, when determining actual amounts of awards. Our Compensation Committee retains the ability to apply discretion to awards based on extenuating market circumstances or individual performance and to modify amounts based on safety performance.

If we achieve the target performance metric, the cash incentive awards are expected to be paid at target levels. In order to create additional incentive for exceptional company performance based on the metrics described above and the discretion of our Compensation Committee, awards can be up to a maximum percentage of the base salary designated for each Named Executive Officer, but it is not expected that payment at this level would occur in most years. For 2012, the target award to Mr. Nusz was set at 120% of 2012 base salary and could range from 60% to 240% of 2012 base salary, depending on performance relative to specified performance metrics and subject to the discretion of our Compensation Committee. In the case of Messrs. Reid and Lou, the target award was set at 80% of their respective 2012 base salary amounts and could range from 40% to 160% of 2012 base salary. Target awards for Messrs. Lorentzatos, Mace and Smithwick were set at 60% of 2012 base salary and could range between 30% and 120% of 2012 base salary. We increased the threshold, target and maximum percentages of base salary that each Named Executive Officer may earn with respect to our annual cash incentive bonus awards for 2012 over the 2011 percentages in order to provide our Named Executive Officers with an opportunity to attain up to the 75th percentile for total compensation for 2012, and in order to continue to retain our executive talent.

Our Compensation Committee reviewed our performance for 2012, along with the other subjective factors discussed above, with members of management and our full Board of Directors to determine the cash incentive award amounts to be awarded to our Named Executive Officers with respect to 2012. In general, the actual results we attained with respect to the company performance metrics for 2012 were above our targeted performance goals. As a result of performance attained in 2012, each Named Executive Officer was awarded more than his target bonus amount. The 2012 incentive awards earned by and paid to our Named Executive Officers are as follows: (i) Mr. Nusz—$810,000; (ii) Mr. Reid—$420,000; (iii) Mr. Lou—$384,000; (iv) Mr. Lorentzatos—$234,000; (v) Mr. Mace—$234,000; and (vi) Mr. Smithwick—$234,000.

With respect to annual incentive awards for 2013, our Compensation Committee has adopted substantially the same performance metrics as those applicable to the 2012 incentive awards. On a going forward basis, our Compensation Committee will determine appropriate methods of evaluating our Company’s achievement relative to various performance metrics and will determine if the current categories and associated metrics should be adjusted for future fiscal years.

Long-Term Equity-Based Incentives. We believe a formal long-term equity incentive program is important and consistent with the compensation programs of the companies in our peer group. We maintain a Long-Term Incentive Plan, or LTIP, which permits the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions, to our Named Executive Officers and other eligible employees. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short and long-term objectives;

•	aligns our executives’ interests with the long-term interests of our stockholders;

•	rewards long-term performance relative to industry peers;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term value creation.

Our Compensation Committee has the authority under the LTIP to award incentive equity compensation to our executive officers in such amounts and on such terms as the committee determines appropriate in its sole discretion. Prior to 2012, our long-term equity-based incentive compensation program consisted solely of restricted stock awards; however, in 2012, our Compensation Committee granted both restricted stock awards and PSUs to our Named Executive Officers and key employees. For 2012, the Compensation Committee made annual awards of restricted stock and PSUs to our Named Executive Officers and also made a special, one-time grant of restricted stock to our Named Executive Officers during the first quarter of 2012, which the Compensation Committee determined was necessary to retain our executive talent in a competitive market (the “One-Time Retention Grant”). The Compensation Committee may determine in the future that different and/or additional award types are appropriate. Currently, the Compensation Committee does not anticipate making any grants such as the One-Time Retention Grant during 2013.

We believe restricted stock awards and PSUs effectively align our executive officers with the interests of our stockholders on a long-term basis and have retentive attributes. PSUs also have an additional performance-based component that compares our stock price performance with that of our peer companies. We began awarding PSUs in order to provide our Named Executive Officers with an opportunity to attain up to the 75th percentile for total compensation for 2012 and to further align their interests with those of our stockholders. For 2012, our Compensation Committee made annual awards of restricted stock and PSUs to our Named Executive Officers with an aggregate value at the time of grant equal to a specified percentage of the individual’s base salary for the year.

At its December 2011 meeting, our Board of Directors approved annual restricted stock awards to our Named Executive Officers. These awards will vest over a three-year period, provided the award recipient remains continuously employed through the applicable vesting dates. The first 1/3 tranche vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting), the second 1/3 tranche will vest on February 15, 2014, and the final 1/3 tranche will vest on February 15, 2015, in each case, subject to the award recipient’s continued employment. The vesting of these awards will accelerate in full if the award recipient’s employment is terminated due to either death or disability, and the awards are subject to the accelerated vesting provisions contained in any existing employment agreement or in our Executive Change in Control and Severance Benefit Plan, to the extent an award recipient participates in the plan. These accelerated vesting provisions are described in greater detail below in the section entitled “Potential Payments upon Termination or Change in Control.” The restricted stock awards were granted to our Named Executive Officers on February 15, 2012 in the following amounts: (i) Mr. Nusz—28,840 restricted shares, (ii) Mr. Reid—16,820 restricted shares, (iii) Mr. Lou—13,220 restricted shares, (iv) Mr. Lorentzatos—6,410 restricted shares, (v) Mr. Mace—6,410 restricted shares, and (vi) Mr. Smithwick—7,050. The awards to the Named Executive Officers were intended to represent a number of shares with an aggregate value approximately equal to the following percentages of base salary: (i) Mr. Nusz—200%, (ii) Mr. Reid—150%, (iii) Mr. Lou—150%, (iv) Mr. Lorentzatos—100%, (v) Mr. Mace—100%, and (vi) Mr. Smithwick—100%. While a Named Executive Officer holds unvested restricted shares, he is entitled to all the rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends thereon, which dividends must be paid within 30 days of the date dividends are distributed to our stockholders generally.

On July 30, 2012, the Compensation Committee approved annual grants of PSUs to the Named Executive Officers. The PSUs are awards of restricted stock units, with each PSU that becomes earned representing the right to receive one share of our common stock. The initial number of PSUs granted to each Named Executive Officer is as follows: (i) Mr. Nusz—34,740 PSUs, (ii) Mr. Reid—20,260 PSUs, (iii) Mr. Lou—18,530 PSUs, (iv) Mr. Lorentzatos—10,030 PSUs, (v) Mr. Mace—10,030 PSUs, and (vi) Mr. Smithwick—10,030 PSUs. The initial PSUs awarded to the Named Executive Officers were intended to represent a number of shares with an aggregate value approximately equal to the following percentages of base salary: (i) Mr. Nusz—200%, (ii) Mr. Reid—150%, (iii) Mr. Lou—150%, (iv) Mr. Lorentzatos—100%, (v) Mr. Mace—100%, and (vi) Mr. Smithwick—100%. The initial number of PSUs awarded was determined by dividing the dollar value of each Named Executive Officer’s percentage of base salary listed above by the volume weighted average price of our common stock over the 30 day period preceding the date of grant.

The PSUs are subject to a designated initial three-year performance period beginning on August 1, 2012 and ending on July 31, 2015. The number of PSUs eligible to be earned is subject to a market condition, which is based on a comparison of the total shareholder return (“TSR”) achieved with respect to shares of our common stock against the TSR achieved by each company in our 2012 compensation peer group, except that (i) Brigham Exploration Company is not included as a peer company for purposes of the PSUs because it has been acquired, (ii) Kodiak Oil & Gas Corporation is included as a peer company for purposes of the PSUs (and it was also later added to our compensation peer group for 2013), and (iii) the Standard & Poor’s Oil & Gas Exploration & Production Select Industry Index, weighted as a single company, is also included as a peer company for purposes of the PSUs. Depending on the relative TSR achieved by the Company, a Named Executive Officer may earn between 0% and 200% of the initial PSUs granted. If less than 200% of the initial PSUs granted are earned at the end of the initial performance period, then the performance period will be extended for an additional year and the award recipient will have the opportunity to earn up to an aggregate of 200% of the initial PSUs granted based on our relative TSR over the extended four-year performance period. A Named Executive Officer generally must remain employed during the entirety of the performance period (or extended performance period, if applicable) to earn the PSUs, although certain accelerated vesting provisions apply in the case of certain events, such as a change in control and certain specified terminations of employment. See “—Potential Payments upon Termination and Change in Control” for additional information regarding these provisions. With respect to each PSU held by a Named Executive Officer (up to the maximum number of PSUs), we will credit an account with an amount equal to any cash dividends paid on one share of stock. Amounts credited to the account will be paid at the same time and on the same terms and conditions applicable to the PSUs, but only with respect to PSUs that become earned.

In addition to the annual grants described above, we made certain special, one-time grants to the Named Executive Officers during 2012. On February 21, 2012, the Named Executive Officers each received a One-Time Retention Grant of restricted stock in an amount determined necessary by the Compensation Committee to retain our executive talent in a competitive market. The One-Time Retention Grants made to our Named Executive Officers on February 21, 2012 were in the following amounts: (i) Mr. Nusz—64,400 restricted shares, (ii) Mr. Reid—38,580 restricted shares, (iii) Mr. Lou—34,140 restricted shares, (iv) Mr. Lorentzatos—17,820 restricted shares, (v) Mr. Mace—16,840 restricted shares, and (vi) Mr. Smithwick—16,420 restricted shares. These awards vest upon the earlier to occur of a change in control or the Named Executive Officer’s termination of employment due to death, disability, termination without cause or for good reason, or retirement (after the age of 60 and the completion of three years of service following the date of the award). Further, as a result of his achievements and contributions to us, on March 1, 2012, Mr. Lorentzatos was granted a discretionary award of 6,250 restricted shares. This restricted stock award vests over three years, and is subject to the same accelerated vesting provisions described above for the annual restricted stock grants. The first 1/3 tranche of the award vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting), the second 1/3 tranche will vest on March 1, 2014, and the final 1/3 tranche will vest on March 1, 2015.

At its December 2012 meeting, our Board of Directors again approved annual restricted stock awards to our Named Executive Officers, with the number of shares awarded to each Named Executive Officer determined based on the same percentages of base salary described above with respect to the 2012 annual awards and the value of our common stock at the time of grant. The number of shares of restricted stock granted to each Named Executive Officer is as follows: (i) Mr. Nusz—35,240 restricted shares, (ii) Mr. Reid—18,020 restricted shares, (iii) Mr. Lou—14,010 restricted shares, (iv) Mr. Lorentzatos—8,010 restricted shares, (v) Mr. Mace—7,340 restricted shares, and (vi) Mr. Smithwick—8,010 restricted shares. These awards were granted to our Named Executive Officers on February 15, 2013 and will vest ratably over a three year period, subject to the same accelerated vesting terms as the prior annual restricted stock awards. Further, as a result of their achievements and contributions to us, on February 15, 2013, Messrs. Nusz, Reid, Lou, and Smithwick received a discretionary award in the following amounts: (i) Mr. Nusz—2,950 restricted shares, (ii) Mr. Reid—1,870 restricted shares, (iii) Mr. Lou—1,690 restricted shares, and (iv) Mr. Smithwick—1,250 restricted shares. These restricted stock awards will vest ratably over a three-year period, subject to the same accelerated vesting provisions described above for the annual restricted stock grants. As described above and in the footnotes to the tables that follow, with respect to outstanding restricted stock awards, the Compensation Committee decided at its December 2012 meeting to accelerate the vesting of certain awards from the first quarter of 2013 to December 14, 2012. Also at its December 2012 meeting, our Board of Directors approved annual grants of PSUs to our Named Executive Officers, with the number of initial PSUs awarded to each Named Executive Officer determined based on the same percentages of base salary described above with respect to the 2012 annual awards and the volume weighted average price of our common stock for the 30 day period preceding the date of grant of the award. The initial number of PSUs granted to each Named Executive Officer is as follows: (i) Mr. Nusz—35,620 PSUs, (ii) Mr. Reid—18,210 PSUs, (iii) Mr. Lou—14,170 PSUs, (iv) Mr. Lorentzatos—8,090 PSUs, (v) Mr. Mace—7,420 PSUs, and (vi) Mr. Smithwick—8,090 PSUs.

With respect to annual restricted stock and PSUs to be awarded in future years, our Compensation Committee has not, to date, adopted any changes to the base salary percentages to be used in determining the aggregate value of the awards to be granted to our Named Executive Officers.

Employee Benefits. In addition to the elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same health, welfare and other employee benefits as are available to all our employees generally, which include medical and dental insurance, short and long-term disability insurance, a health and/or professional club subsidy and a 401(k) plan with a dollar-for-dollar match on the first 6% of eligible employee compensation. In addition, the 401(k) plan permits the Board of Directors, in its discretion, to make an employer contribution for a plan year equal to a uniform percentage of eligible compensation for each active participant in the plan, including our Named Executive Officers, subject to applicable IRS limitations. For 2012, the Board of Directors elected to make a discretionary employer contribution to the 401(k) plan equal to 2% of each participant’s eligible compensation, and each Named Executive Officer received a discretionary employer contribution of $5,000 for 2012 due to certain applicable IRS limitations. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.

The general benefits offered to all employees (and thus to our Named Executive Officers) are reviewed by our Compensation Committee each year. Currently, we do not provide our Named Executive Officers with any other special benefits or perquisites that are not available to all other employees. In the future, benefits offered only to Named Executive Officers will be reviewed by our Compensation Committee in conjunction with its annual review of executive officer compensation.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the company by awarding long-term equity-based incentives, currently in the form of restricted stock and PSUs, as a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, we believe that our compensation packages are representative of an appropriate mix of compensation elements, and we anticipate that we will continue to utilize a similar, though not identical, mix of compensation in future years. The approximate allocation of compensation elements in the 2012 compensation packages for each Named Executive Officer (based on each Named Executive Officer’s annualized base salary as in effect on December 31, 2012, and target amounts of compensation with respect to annual cash incentive bonus awards and long-term equity-based incentive awards) is as follows:

	Thomas B. Nusz	Taylor L. Reid and Michael H. Lou	Nickolas J. Lorentzatos, Roy W. Mace, and Walter S. Smithwick
Base Salary	16%	21%	28%
Annual Cash Incentive Bonus	20%	17%	16%
Restricted Stock Awards	32%	31%	28%
PSUs	32%	31%	28%
Total	100%	100%	100%

Accounting and Tax Considerations

Under Section 162(m) of the Code a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. An exception applies to this deductibility limitation with respect to certain compensation for a limited period of time in the case of companies that become publicly-traded, and we are currently within the applicable transition period.

With respect to compensation that is potentially subject to the Section 162(m) deductibility limitations, we reserve the right to use our judgment to authorize payments in the future that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design any such arrangements with our Named Executive Officers and other service providers to be exempt from, or to comply with, Section 409A.

All equity awards to our employees, including our Named Executive Officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, “Compensation—Stock Compensation.”

Employment Agreements

On June 18, 2010, we entered into employment agreements with Messrs. Nusz and Reid, and we entered into an employment agreement with Mr. Lou, effective March 1, 2012. The employment agreements with Messrs. Nusz and Reid were amended effective March 1, 2012, as described below, and the employment agreement with Mr. Lou incorporates the same terms as the amended employment agreements. These employment agreements are designed to ensure an individual understanding of how the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the officer’s employment. We have not entered into employment agreements with any of our other employees and we expect the remainder of our employees to remain “at will.” In consultation with our compensation consultant, Longnecker, we determined that, due to the historical roles they have played in our success and growth, Messrs. Nusz and Reid are critical to the ongoing stability and development of the business and, therefore, entering into employment agreements with these individuals was advisable. In addition, in light of Mr. Lou’s promotion to Executive Vice President and Chief Financial Officer in 2011, we determined that it was in our best interest to enter into an employment agreement with him in recognition of his new level of responsibility.

The employment agreements, as amended (in the case of Messrs. Nusz and Reid), provide for an initial three-year term that may be renewed upon agreement between us and the executive prior to the end of the then-current term. Prior to March 1, 2012, the employment agreements with Messrs. Nusz and Reid included provisions providing for an automatic extension of the employment term; however, in consultation with our compensation consultant, Longnecker, we determined that eliminating the automatic extension would better protect us from unintended contract continuation and would encourage more frequent evaluation of the terms of these agreements. Mr. Lou’s employment agreement does not contain an automatic extension provision.

The employment agreements, as amended (in the case of Messrs. Nusz and Reid), provide for specified minimum annual base salary rates (at the respective 2012 base salary levels set forth above under “—Elements of Our Compensation and Why We Pay Each Element—Base Salary”), which may be increased (but not decreased) by our Board of Directors in its discretion. The employment agreements also provide that the executives are eligible to receive annual performance-based bonuses each year during the employment term. The target amount of each annual bonus is a certain percentage of the executive’s base salary for the year (specified in the employment agreements at the respective 2012 target percentage levels set forth above under “—Elements of Our Compensation and Why We Pay Each Element—Annual Performance-based Cash Incentive Awards”), and greater or lesser amounts may be paid depending on the performance actually achieved. The employment agreements also provide the executives with the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and provide that they may periodically receive stock grants pursuant to our long-term incentive compensation plan.

The employment agreements provide for severance and change in control benefits to be paid to Messrs. Nusz, Reid and Lou under certain circumstances. The severance benefits are provided to reflect the fact that it may be difficult for executive officers to find comparable employment within a short period of time if they are involuntarily terminated. Change in control benefits are provided in order that the executives may objectively assess and pursue aggressively our interests and the interests of our stockholders with respect to a contemplated change in control, free from personal, financial and employment considerations. The employment agreements also impose certain non-compete, non-disclosure and similar obligations on the executives.

The severance and change in control benefits and the post-termination obligations imposed on the executives are described in greater detail below. See “—Executive Compensation—Potential Payments Upon Termination and Change in Control.” Certain changes to the severance benefits included in the employment agreements with Messrs. Nusz and Reid were made as part of the amendments effective March 1, 2012, and these changes are described in greater detail below under “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”

Severance and Change in Control Arrangements

As described above, the employment agreements provide certain benefits and compensation to Messrs. Nusz, Reid and Lou in the event of certain terminations from employment, including in connection with a change in control. These benefits are described in greater detail in the section below entitled “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”

For executive officers and other key employees who do not have employment agreements with us, including Mr. Lorentzatos, Mr. Mace, and Mr. Smithwick, our Board of Directors adopted an Executive Change in Control and Severance Benefit Plan to provide severance and change in control benefits to participants. During fiscal 2011 and prior to the March 1, 2012 effective date of his employment agreement with us, Mr. Lou was a participant in the Executive Change in Control and Severance Benefit Plan. We believe that adoption of the Executive Change in Control and Severance Benefit Plan was appropriate because we believe that the interests of our stockholders are best served if we provide separation benefits to eliminate, or at least reduce, the reluctance of executive officers and other key employees to pursue potential corporate transactions that may be in the best interests of our stockholders, but that may have resulting adverse consequences to the employment situations of our executive officers and other key employees. Further, this plan ensures an understanding of what benefits are to be paid to participants in the event of termination of their employment in certain specified circumstances and/or upon the occurrence of a change in control. The payments and benefits provided under the Executive Change in Control and Severance Benefit Plan are subject to compliance with certain post-employment obligations regarding the use of confidential and/or proprietary information and limiting the ability of participants to compete with us or solicit our employees or customers. The payments and benefits offered under the Executive Change in Control and Severance Benefit Plan are described in greater detail under “—Executive Compensation—Potential Payments Upon Termination and Change in Control.” The Executive Change in Control and Severance Benefit Plan was amended, effective March 1, 2012, to make certain changes to the severance benefits provided under the plan. These changes are described in greater detail below under “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”

Gross-Ups. As in effect during 2011 and prior to March 1, 2012, the employment agreements with Messrs. Nusz and Reid, and our Executive Change in Control and Severance Benefit Plan in which other Named Executive Officers participate, included provisions providing for tax gross-up payments in the event (i) a covered executive received golden parachute payments in connection with a change in control and (ii) a reduction of more than 10% of the amount of aggregate payments due would be needed in order for the payments to fall within the safe harbor amount for Section 280G purposes such that no excise taxes would be imposed. As described in greater detail below under “—Executive Compensation—Potential Payments Upon Termination and Change in Control,” these arrangements were amended, effective March 1, 2012, to eliminate any potential tax gross-up payments. We determined that elimination of these potential additional payments was in our best interest and in the best interest of our stockholders. The amended arrangements include provisions providing that the executive will be required to pay in full any excise taxes associated with any golden parachute payments received, unless reducing the payments to the executive within the Section 280G safe harbor amount would put the executive in a better net after-tax position.

Stock Ownership Guidelines

Our Board of Directors has adopted Stock Ownership Guidelines that establish minimum ownership levels for Named Executive Officers and a period during which Named Executive Officers should accumulate stock if they were not yet at minimum levels when the guidelines were adopted in November 2010. The Stock Ownership Guidelines are advisory in nature and designate the following ownership levels: (i) Vice Presidents—one times annual base salary, (ii) Senior Vice Presidents and Executive Vice Presidents—two times annual base salary, and (iii) Chairman, President and Chief Executive Officer—five times annual base salary. All of our Named Executive Officers currently own stock in excess of the minimum ownership levels. For our non-employee directors, the Stock Ownership Guidelines designate a minimum ownership level of three times the annual cash retainer fee.

Securities Trading Policy

Our securities trading policy provides that executive officers, including our Named Executive Officers, and our directors, may not, among other things, purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, buy our securities on margin, or otherwise hedge their ownership of our stock. The purchase or sale of stock by our executive officers and directors may only be made during certain windows of time and under the other conditions contained in our policy.

Clawback Policy

To date, our Board of Directors has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock and PSU agreements covering grants made to our Named Executive Officers and other service providers in 2011 and later years do include language providing that the award may be cancelled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt. Our Compensation Committee is currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intends to adopt a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the SEC.

Executive Compensation

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Named Executive Officers during the fiscal years ended December 31, 2010, 2011, and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas B. Nusz	2012	$429,167	$810,000	$3,954,211	$69,608	$5,262,986
Chairman, President and	2011	$325,000	$0	$468,750	$9,522	$803,272
Chief Executive Officer	2010	$276,875	$681,413	$589,124	$1,248	$1,548,660

Taylor L. Reid	2012	$337,500	$420,000	$2,340,112	$25,839	$3,123,451
Executive Vice President	2011	$275,000	$0	$331,250	$18,926	$625,176
and Chief Operating Officer	2010	$245,208	$370,703	$436,989	$1,948	$1,054,848

Michael H. Lou	2012	$312,500	$384,000	$2,034,632	$24,658	$2,755,790
Executive Vice President and Chief Financial Officer	2011	$228,750	$0	$553,946	$15,506	$798,202

Nickolas J. Lorentzatos	2012	$250,000	$234,000	$1,259,780	$23,649	$1,767,429
Senior Vice President, General Counsel and Corporate Secretary

Roy W. Mace	2012	$250,000	$234,000	$1,023,478	$22,895	$1,530,373
Senior Vice President and	2011	$199,167	$85,000	$292,188	$15,723	$592,078
Chief Accounting Officer	2010	$185,833	$83,708	$289,304	$650	$559,495

Walter S. Smithwick	2012	$253,333	$234,000	$1,029,475	$22,759	$1,539,567
Senior Vice President Operations	2011	$218,333	$0	$189,063	$15,118	$422,514
	2010	$200,833	$109,474	$311,739	—	$622,046

(1)	Reflects the base salary earned by each Named Executive Officer during fiscal year 2012.
(2)	Reflects amounts paid for services provided in fiscal year 2012 as annual performance-based cash bonus awards pursuant to the Incentive Plan. Seventy-five percent (75%) of the aggregate bonus amount reported above was paid in December 2012 and the remaining twenty-five percent (25%) of the aggregate bonus amount reported above was paid in February 2013.
(3)

Reflects the aggregate grant date fair value of restricted stock awards and PSUs granted under our LTIP in fiscal year 2012, computed in accordance with FASB ASC Topic 718, and does not reflect the actual value that may be realized by the executive. See Note 9 to our consolidated financial statements on Form 10-K for fiscal year 2012 for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the grant date: February 15, 2012 award at $31.21 per share; February 21, 2012 award at $33.28 per share;

and Mr. Lorentzatos’ March 1, 2012 award at $32.59 per share. With respect to the PSUs granted on July 30, 2012, the amounts included were calculated based on the initial number of PSUs granted assuming a per share price of $26.22, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period of the awards determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
(4)	The following items are reported in the “All Other Compensation” column for fiscal year 2012:

Name	Health and Other Club Dues	Parking/ Transportation	401(k) Plan Match	401(k) Employer Discretionary Contribution	HSR Filing Fee(1)	Total
Thomas B. Nusz	$600	$4,008	$15,000	$5,000	$45,000	$69,608
Taylor L. Reid	$1,831	$4,008	$15,000	$5,000	$—	$25,839
Michael H. Lou	$650	$4,008	$15,000	$5,000	$—	$24,658
Nickolas J. Lorentzatos	$600	$3,049	$15,000	$5,000	$—	$23,649
Roy W. Mace	$650	$2,245	$15,000	$5,000	$—	$22,895
Walter S. Smithwick	$395	$2,364	$15,000	$5,000	$—	$22,759

(1)	Pursuant to the requirements of the Hart-Scott-Rodino (“HSR”) Act, Mr. Nusz was required to make certain filings with the Federal Trade Commission and the Department of Justice with respect to certain acquisitions of our common stock to ensure that the transactions would not adversely affect U.S. commerce under the federal antitrust laws. We paid the associated filing fees on Mr. Nusz’s behalf.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to each of our Named Executive Officers under the LTIP during fiscal year 2012.

Name	Grant Date	Date of Compensation Committee Action (if different from Grant Date)	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold	Target	Maximum
Thomas B. Nusz	2/15/2012	12/15/2011				28,840	$900,096
	2/21/2012	12/15/2011				64,400	$2,143,232
	7/30/2012		0	34,740	69,480		$910,883

Taylor L. Reid	2/15/2012	12/15/2011				16,820	$524,952
	2/21/2012	12/15/2011				38,580	$1,283,942
	7/30/2012		0	20,260	40,520		$531,217

Michael H. Lou	2/15/2012	12/15/2011				13,220	$412,596
	2/21/2012	12/15/2011				34,140	$1,136,179
	7/30/2012		0	18,530	37,060		$485,857

Nickolas J. Lorentzatos	2/15/2012	12/15/2011				6,410	$200,056
	2/21/2012	12/15/2011				17,820	$593,050
	3/1/2012	2/14/2012				6,250	$203,688
	7/30/2012		0	10,030	20,060		$262,987

Roy W. Mace	2/15/2012	12/15/2011				6,410	$200,056
	2/21/2012	12/15/2011				16,840	$560,435
	7/30/2012		0	10,030	20,060		$262,987

Walter S. Smithwick	2/15/2012	12/15/2011				7,050	$220,031
	2/21/2012	12/15/2011				16,420	$546,458
	7/30/2012		0	10,030	20,060		$262,987

(1)	Amounts reported in the “Target” column reflect the initial number of PSUs granted in 2012, and amounts reported in the “Maximum” column reflect 200% of the initial number of PSUs granted in 2012, which is the maximum amount that may be earned pursuant to the awards. The number of our common shares actually received by the executive at the end of the initial performance period (or the extended performance period, if applicable) may vary from the initial number, based on our relative TSR as compared to the TSR of the other peer group companies. Performance targets and target awards are described under “—Compensation Discussion and Analysis—Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives.”
(2)	Reflects restricted stock awards granted in 2012.
(3)	Reflects the aggregate grant date fair value of restricted stock awards and PSUs granted under our LTIP in fiscal year 2012, computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the grant date: February 15, 2012 award at $31.21 per share; February 21, 2012 award at $33.28 per share; and Mr. Lorentzatos’ March 1, 2012 award at $32.59 per share. With respect to the PSUs, the amounts included were calculated based on the initial number of PSUs granted assuming a per share price of $26.22, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period of the awards determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2012.

	Stock Awards
	Restricted Stock Awards		PSUs
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(4)
Thomas B. Nusz	88,627	$2,818,339	69,480	$2,209,464
Taylor L. Reid	53,326	$1,695,767	40,520	$1,288,536
Michael H. Lou	51,987	$1,653,187	37,060	$1,178,508
Nickolas J. Lorentzatos	30,826	$980,267	20,060	$637,908
Roy W. Mace	24,230	$770,514	20,060	$637,908
Walter S. Smithwick	23,137	$735,757	20,060	$637,908

(1)	Includes the following outstanding restricted stock awards held by our Named Executive Officers:

Name	2011 Annual Award (a)	2012 Annual Award (b)	One-Time Retention Grant (c)	Discretionary Awards (d)(e)	Total
Thomas B. Nusz	5,000	19,227	64,400	—	88,627
Taylor L. Reid	3,533	11,213	38,580	—	53,326
Michael H. Lou	2,967	8,813	34,140	6,067	51,987
Nickolas J. Lorentzatos	1,733	4,273	17,820	7,000	30,826
Roy W. Mace	3,117	4,273	16,840	—	24,230
Walter S. Smithwick	2,017	4,700	16,420	—	23,137

(a)	The shares subject to the 2011 Annual Award vest in three substantially equal annual installments. The first 1/3 tranche vested on March 15, 2012 and the second 1/3 tranche vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting). The final 1/3 tranche will vest on March 15, 2014. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”

(b)	The shares subject to the 2012 Annual Award vest in three substantially equal annual installments on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting), February 15, 2014, and February 15, 2015. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”
(c)	The shares subject to the One-Time Retention Grant vest in full on the earlier to occur of a change in control or the Named Executive Officer’s termination of employment due to death, disability, termination without cause or for good reason, or retirement (upon attaining age 60 and continuous employment from the date of grant until the three year anniversary of the award).
(d)	For Mr. Lou, reflects shares awarded in connection with Mr. Lou’s promotion to Executive Vice President and Chief Financial Officer. These shares vest ratably over three years, with the initial 1/3 tranche vesting on August 1, 2012. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”
(e)	For Mr. Lorentzatos, reflects (i) 2,833 shares awarded in connection with Mr. Lorentzatos’ appointment as our Senior Vice President, General Counsel and Corporate Secretary, which vest ratably over three years beginning on October 1, 2011, and (ii) 4,167 shares granted to Mr. Lorentzatos on March 1, 2012 in recognition of his achievements and contributions to us, which vest in three substantially equal annual installments on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting), March 1, 2014, and March 1, 2015. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”
(2)	This column reflects the closing price of our common stock on December 31, 2012 (the last trading day of fiscal year 2012), which was $31.80, multiplied by the number of outstanding shares of restricted stock.
(3)	Reflects 200% of the initial number of PSUs granted to the each of the Named Executive Officers on July 30, 2012. Vesting of the PSUs is contingent upon continuous active employment with us at the end of the initial performance period (or the extended performance period, if applicable) and the level of achievement of the TSR vesting objective. See “—Compensation Discussion and Analysis—Elements of Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives” above for more information.
(4)	This column reflects the closing price of our common stock on December 31, 2012 (the last trading day of fiscal year 2012), which was $31.80, multiplied by 200% of the initial number of PSUs granted to the each of the Named Executive Officers on July 30, 2012.

Options Exercised and Stock Vested

The following restricted stock awards held by our Named Executive Officers vested during fiscal year 2012:

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting (2)
Thomas B. Nusz	43,463	$1,302,565
Taylor L. Reid	30,474	$912,275
Michael H. Lou	24,623	$725,648
Nickolas J. Lorentzatos	12,021	$360,845
Roy W. Mace	20,220	$605,545
Walter S. Smithwick	19,133	$572,021

(1)	Includes the following restricted stock awards held by our Named Executive Officers that vested during fiscal year 2012:

Name	2010 IPO Award (a)	2010 Annual Bonus Settlement (b)	2011 Annual Award (c)	2012 Annual Award (d)	Discretionary Awards (e)(f)	Total
Thomas B. Nusz	12,800	11,050	10,000	9,613	—	43,463
Taylor L. Reid	10,800	7,000	7,067	5,607	—	30,474
Michael H. Lou	7,300	3,950	5,933	4,407	3,033	24,623
Nickolas J. Lorentzatos	—	1,500	3,467	2,137	4,917	12,021
Roy W. Mace	7,700	4,150	6,233	2,137	—	20,220
Walter S. Smithwick	8,300	4,450	4,033	2,350	—	19,133

(a)	Half of the remaining shares subject to the 2010 IPO Award vested on January 1, 2012 and the other half of the shares vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting).
(b)	Half of the shares subject to the 2010 Annual Bonus Settlement vested on March 15, 2012 and half of the shares vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting).
(c)	One-third of the shares subject to the 2011 Annual Award vested on March 15, 2012 and one-third of the shares vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting).
(d)	The initial 1/3 tranche of shares subject to the 2012 Annual Award vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting).
(e)	For Mr. Lou, the initial 1/3 tranche of shares awarded in connection with Mr. Lou’s promotion to Executive Vice President and Chief Financial Officer vested on August 1, 2012.
(f)	For Mr. Lorentzatos, (i) 1/3 of the shares awarded in connection with Mr. Lorentzatos’ appointment as our Senior Vice President, General Counsel and Corporate Secretary vested on October 1, 2012, and (ii) the initial 1/3 tranche of shares granted to Mr. Lorentzatos on March 1, 2012 in recognition of his achievements and contributions to us vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting).
(2)	The value realized upon vesting of restricted stock is based on the following:

Shares that vested on January 1, 2012: Closing price per share of $29.09 of our common stock on December 30, 2011, the last preceding date prior to the January 1, 2012 vesting date on which sales of our common stock were reported.

Shares that vested on March 15, 2012: Closing price per share of $30.73.

Shares that vested on August 1, 2012: Closing price per share of $26.12.

Shares that vested on October 1, 2012: Closing price per share of $29.72.

Shares that vested on December 14, 2012: Closing price per share of $29.88.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination and Change in Control

During fiscal 2012, we had employment agreements with certain of our named executive officers containing provisions regarding payments to be made to such individuals upon termination of their employment in certain circumstances, including in connection with a change in control. We also maintain an Executive Change in Control and Severance Benefit Plan, in which our Named Executive Officers, other than those with employment agreements, participated during fiscal 2012.

Effective March 1, 2012, we amended the employment agreements with Messrs. Nusz and Reid and certain provisions of the Executive Change in Control and Severance Benefit Plan, and we entered into an employment agreement with Mr. Lou (which made him ineligible for continued participation in the Executive Change in Control and Severance Benefit Plan), which agreement incorporates the same terms as the amended employment agreements with Messrs. Nusz and Reid. As described in greater detail below, the terms of the agreements and plan, as applicable, have been revised to (i) eliminate the payment of any tax gross up related to excise taxes that could be imposed on our Named Executive Officers under Section 280G of the Code as a result of potential golden parachute payments, (ii) make certain changes to the severance amounts payable to our Named Executive Officers under those arrangements, and (iii) in the case of the employment agreements only, remove the automatic renewal feature. We believe elimination of the potential tax gross up payment and automatic renewal provision reflect best practices and is in the best interest of our stockholders because it reduces potential expenses related to these agreements. Further, we believe the revised severance and change in control benefits, which are described below, more closely align with similar benefits provided by companies in our peer group than the previous construct in the agreements.

The following disclosure discusses and quantifies the benefits under the employment agreements and the Executive Change in Control and Severance Benefit Plan, and also describes the accelerated vesting provisions application to our outstanding restricted stock awards and PSUs.

Employment Agreements

Under the employment agreements with Messrs. Nusz, Reid and Lou, upon any termination of employment, the executives are entitled to receive accrued but unpaid salary, any unpaid annual performance bonus earned for the calendar year prior to the year in which the executive terminates, reimbursement of eligible expenses and any employee benefits due pursuant to their terms. In addition, if the executives are terminated due to death or “disability,” then they will be entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the executive’s base salary, payable in a lump sum within 60 days or by March 15 of the year following termination, whichever is earlier, and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA.

If we terminate the employment of Messrs. Nusz, Reid or Lou for reasons other than “cause” (including if we do not elect to renew the employment agreement with the executive), or if the executive terminates employment for “good reason,” then the executive will be entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination; (ii) an amount equal to the sum of (a) the aggregate amount of base salary payable for the remainder of the employment term (or, if greater, an amount equal to 12 months’ worth of the executive’s base salary (for Mr. Nusz, this has been increased to 24 months’ worth of base salary)), plus (b) the aggregate of each annual target performance bonus the executive would have been entitled to receive if he had continued to perform services for the remainder of the then-current employment term (or, if greater, one times the target performance bonus that the executive would have been eligible to receive for the calendar year of termination (for Mr. Nusz, this has been increased to two times the target performance bonus)), payable in equal monthly installments (with amounts in excess of certain limitations under Section 409A of the Code payable in a lump sum within 60 days); (iii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA; and (iv) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the executive’s delivery to us (and nonrevocation) of a release of claims within 50 days of his termination date.

In the event a “change in control” occurs, all outstanding equity awards held by Messrs. Nusz, Reid and Lou will be immediately vested in full. In addition, in the event Messrs. Nusz, Reid and Lou are terminated by us other than for “cause” (including if we do not elect to renew the employment agreements) or if the executive terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the executives (or their respective estates) are entitled to receive (i) an amount equal to 2.99 times the sum of (a) the executive’s annualized base salary, and (b) the target annual performance bonus he is eligible to receive for the then-current year if he had continued to perform services for the remainder of the calendar year of termination (or, if greater, the average performance bonus paid to the executive for the two calendar years preceding the date of termination); and (ii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and is eligible to receive COBRA. The severance multiplier under the prior agreements was two, and the bonus calculation included the maximum potential annual performance bonus, instead of the target level. In addition, the protection period following a change in control was extended from 12 months to 24 months, consistent with the terms of the Executive Change in Control and Severance Benefit Plan. If Messrs. Nusz, Reid and Lou are terminated in connection with a change in control and would receive greater benefits under another provision of their employment agreements, they will be entitled to receive the greater benefits.

In the event any payments made pursuant to the employment agreements in connection with a change in control would result in an executive receiving golden parachute payments that are subject to excise tax under Section 280G of the Code, we will not provide any gross-up payment for such excise taxes. Instead, the employment agreements provide that any golden parachute payments will be paid to the executive in full (with the executive responsible for paying in full any related excise tax liability), unless reducing the amount of such payments to $1 less than the 280G safe harbor amount would result in a better net after tax position for the executive. Generally, the 280G safe harbor amount is equal to three times the executive’s average annual compensation from us for the preceding five years, or such lesser period during which the executive was employed by us.

Messrs. Nusz, Reid and Lou are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the employment agreements. The confidentiality covenants are perpetual, while the noncompete and nonsolicitation covenants apply during the term of the employment agreements and for 12 months following the employee’s termination date, except that the latter covenants will cease to apply if the executive is terminated for any reason on or after a change in control.

Executive Change in Control and Severance Benefit Plan

Our Executive Change in Control and Severance Benefit Plan provides severance and change in control benefits to our Named Executive Officers (other than Messrs. Nusz, Reid and Lou). Participants in the Executive Change in Control and Severance Benefit Plan are entitled to receive, upon any termination of their employment, accrued but unpaid base salary, any unpaid annual performance bonus earned for the calendar year prior to the year in which the participant’s employment is terminated, reimbursement of eligible expenses and any employee benefits due pursuant to their terms. In addition, if a participant in the Executive Change in Control and Severance Benefit Plan is terminated due to death or “disability,” then the participant is entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the participant’s base salary, payable in a lump sum, and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA.

If we terminate the employment of a participant in the Executive Change in Control and Severance Benefit Plan for a reason other than “cause” or if a participant terminates employment for “good reason,” then the participant is entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the participant’s base salary, payable in 12 equal monthly installments, (iii) a lump sum payment equal to the participant’s target performance bonus for the year of termination (this bonus-related payment was not included in the prior plan), (iv) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA, and (v) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the participant’s delivery to us (and nonrevocation) of a release of claims within 50 days of the termination date.

In the event a “change in control” occurs, all outstanding equity awards held by participants in the Executive Change in Control and Severance Benefit Plan will be immediately vested in full. In addition, in the event a participant is terminated by us other than for “cause” or if the participant terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the participant (or his or her estate) is entitled to receive (i) an amount equal to two times the sum of (a) the participant’s annualized base salary and (b) the participant’s target performance bonus for the calendar year in which the “change in control” occurs, and (ii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA. If the employment of a participant in the Executive Change in Control and Severance Benefit Plan is terminated in connection with a “change in control” and the participant would receive greater benefits under another provision of the Executive Change in Control and Severance Benefit Plan, the participant will be entitled to receive the greater benefits.

In the event any payments made pursuant to the Executive Change in Control and Severance Benefit Plan in connection with a change in control would result in an executive receiving golden parachute payments that are subject to excise tax under Section 280G of the Code, we will not provide any gross-up payment for such excise taxes. Instead, the Executive Change in Control and Severance Benefit Plan provides that any golden parachute payments will be paid to the participant in full (with the participant responsible for paying in full any related excise tax liability), unless reducing the amount of such payments to $1 less than the 280G safe harbor amount would result in a better net after tax position for the participant. Generally, the 280G safe harbor amount is equal to three times the participant’s average annual compensation from us for the preceding five years, or such lesser period during which the participant was employed by us.

Participants in the Executive Change in Control and Severance Benefit Plan are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the plan. The confidentiality provisions are perpetual, while the noncompete and nonsolicitation covenants apply while a participant is employed by us and for 12 months following the participant’s employment termination date, except that the latter covenants will cease to apply if the participant is terminated for any reason on or after a change in control.

Under our 2010 Annual Incentive Compensation Plan, upon the occurrence of a “change in control,” participants (including our Named Executive Officers) will receive the target annual cash bonus award amount that the participant is eligible to earn for the calendar year in which the “change in control” occurs, payable within 30 days after the date of the “change in control.”

For purposes of the employment agreements, the Executive Change in Control and Severance Benefit Plan and the 2010 Annual Incentive Compensation Plan, the terms listed below are defined as follows:

(i) “cause” means (a) the executive has been convicted of a misdemeanor involving moral turpitude or a felony, (b) the executive has engaged in grossly negligent or willful misconduct in performing his duties, which has a material detrimental effect on us, and (with respect to participants in the Executive Change in Control and Severance Benefit Plan) which acts continued for a period of 30 days after notice of such failure of performance, (c) the executive has breached a material provision of the employment agreement or the plan, as applicable, (d) the executive has engaged in conduct that is materially injurious to us or (e) the executive has committed an act of fraud. Messrs. Nusz, Reid and Lou will have a limited period of 30 days to cure events (unless the cause event is that described in clause (a) above).

(ii) “change in control” means (a) a person acquires 50% or more of our outstanding stock or outstanding voting securities, subject to certain limited exceptions, (b) individuals who serve as board members on the effective date of the employment agreements or the plan, as applicable (or who are subsequently approved by a majority of such individuals), cease for any reason to constitute at least a majority of our Board of Directors, (c) consummation of a reorganization, merger, consolidation or a sale of all or substantially all of our assets, subject to certain limited exceptions, or (d) approval by our stockholders of a complete liquidation or dissolution.

(iii) “disability” means the executive’s inability to perform the executive’s essential functions with or without reasonable accommodation, if required by law, due to physical or mental impairment.

(iv) “good reason” means, without the executive’s express written consent, (a) a material breach by us of the employment agreement or of our obligations under the plan, as applicable, (b) a material reduction in the executive’s base compensation, (c) a material diminution in the executive’s authority, duties or responsibilities, (d) a change in the geographic location where the executive must normally perform services by more than 50 miles or (e) a requirement that the executive report to an employee instead of to our Board of Directors (for Mr. Nusz) or a material reduction in the authority, duties or responsibilities of the person to whom the executive reports (for all other Named Executive Officers). The executive must notify us within 60 days of the occurrence of any such event and we have 30 days following notice to cure.

Restricted Stock Awards

Our Named Executive Officers each hold outstanding awards of restricted stock under our LTIP as previously described in the section above entitled “—Compensation Discussion and Analysis—Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives.” The vesting of the restricted stock awards will accelerate in full if a Named Executive Officer’s employment is terminated due to either death or disability. In addition, the awards are subject to the accelerated vesting provisions contained in, as applicable, the employment agreements and the Executive Change in Control and Severance Benefit Plan, which are described above in this section “—Potential Payments upon Termination and Change in Control.”

Certain restricted stock awards granted to the Named Executive Officers vest only upon the earliest to occur of a change in control or termination of employment due to death, disability, termination without cause or for good reason or retirement (after attaining age 60 and completing three years of service with us following the grant date of the award). None of our Named Executive Officers is currently eligible to retire for these purposes.

For purposes of all outstanding restricted stock awards, “disability,” “cause,” “good reason” and “change in control” have generally the same meaning as set forth above with respect to the employment agreements and the Executive Change in Control and Severance Benefit Plan.

Performance Share Unit Awards

Our Named Executive Officers each hold outstanding awards of PSUs under our LTIP as previously described in the section above entitled “—Compensation Discussion and Analysis—Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives.” These PSUs contain certain accelerated vesting provisions in the event certain specified events occur prior to the end of the applicable performance period. If a “change in control” occurs, a Named Executive Officer will be deemed to have earned the number of PSUs he would have earned at the end of the performance period, assuming that the performance period ended on the date the change in control occurs and the determination of the extent to which the TSR vesting objective has been reached will be based on actual performance against the stated criteria through the change in control date. If a Named Executive Officer’s employment is terminated due to death or “disability,” a Named Executive Officer will be deemed to have earned a number of PSUs equal to 200% of the initial number of PSUs awarded. If a Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason, a Named Executive Officer will be deemed to have earned, as of the end of the performance period (or the extended performance period, if applicable), the number of PSUs that the executive would have earned if he had remained employed through the end of the performance period (or the extended performance period, if applicable). For purposes of the PSUs, “disability,” “cause,” “good reason” and “change in control” generally have the same meaning as set forth above with respect to the employment agreements and the Executive Change in Control and Severance Benefit Plan.

Quantification of Payments

The table below discloses the amount of compensation and/or benefits due to our Named Executive Officers in the event of their termination of employment and/or in the event we undergo a change in control, in either case, on December 31, 2012, and assuming that the price per share of common stock was $31.80, which was the closing price per share of our common stock on December 31, 2012. In addition, the quantification of the amounts below is based on the terms of the applicable arrangements in effect as of December 31, 2012 (as described above in this section). The amounts below constitute estimates of the amounts that would be paid to our Named Executive Officers upon their respective terminations and/or upon a change in control under such arrangements, and do not include any amounts accrued through fiscal 2012 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and benefits generally available to all our salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination Due to Death or Disability	Termination Without Cause or for Good Reason(1)	Termination Without Cause or for Good Reason Following a Change in Control	Change in Control
Thomas B. Nusz
Salary(2)	$450,000	$975,000	—	—
Bonus Amounts(2)	$810,000	$1,980,000	$540,000	$540,000
COBRA Premiums(3)	$36,073	$36,073	$36,073	—
Change in Control Payments	—	—	$2,960,100	—
Accelerated Equity Vesting(4)	$5,027,803	$5,027,803	$5,027,803	$5,027,803

Total(5)	$6,323,876	$8,018,876	$8,563,976	$5,567,803

Taylor L. Reid
Salary(2)	$350,000	$758,333	—	—
Bonus Amounts(2)	$420,000	$1,026,667	$280,000	$280,000
COBRA Premiums(3)	$36,073	$36,073	$36,073	—
Change in Control Payments	—	—	$1,883,700	—
Accelerated Equity Vesting(4)	$2,984,303	$2,984,303	$2,984,303	$2,984,303

Total(5)	$3,790,376	$4,805,376	$5,184,076	$3,264,303

Michael H. Lou
Salary(2)	$320,000	$693,333	—	—
Bonus Amounts(2)	$384,000	$938,667	$256,000	$256,000
COBRA Premiums(3)	$36,073	$36,073	$36,073	—
Change in Control Payments	—	—	$1,722,240	—
Accelerated Equity Vesting(4)	$2,831,695	$2,831,695	$2,831,695	$2,831,695

Total(5)	$3,571,768	$4,499,768	$4,846,008	$3,087,695

Nickolas J. Lorentzatos
Salary(2)	$260,000	$260,000	—	—
Bonus Amounts(2)	$234,000	$390,000	$156,000	$156,000
COBRA Premiums(3)	$36,073	$36,073	$36,073	—
Change in Control Payments	—	—	$832,000	—
Accelerated Equity Vesting(4)	$1,618,175	$1,618,175	$1,618,175	$1,618,175

Total(5)	$2,148,248	$2,304,248	$2,642,248	$1,774,175

Roy W. Mace
Salary(2)	$260,000	$260,000	—	—
Bonus Amounts(2)	$234,000	$390,000	$156,000	$156,000
COBRA Premiums(3)	$36,073	$36,073	$36,073	—
Change in Control Payments	—	—	$832,000	—
Accelerated Equity Vesting(4)	$1,408,422	$1,408,422	$1,408,422	$1,408,422

Total(5)	$1,938,495	$2,094,495	$2,432,495	$1,564,422

Walter S. Smithwick
Salary(2)	$260,000	$260,000	—	—
Bonus Amounts(2)	$234,000	$390,000	$156,000	$156,000
COBRA Premiums(3)	$24,163	$24,163	$24,163	—
Change in Control Payments	—	—	$832,000	—
Accelerated Equity Vesting(4)	$1,373,665	$1,373,665	$1,373,665	$1,373,665

Total(5)	$1,891,828	$2,047,828	$2,385,828	$1,529,665

(1)	Also reflects amounts for termination due to non-extension of the employment agreement for Messrs. Nusz, Reid, and Lou.
(2)	Based on rate of annualized salary and annual bonus opportunity in effect for each Named Executive Officer as of December 31, 2012. For purposes of calculating any pro-rata bonus, the dollar value of the bonus awards actually awarded to each Named Executive Officer by our Compensation Committee for 2012 services was used. For purposes of quantifying the amount of the severance payments to Messrs. Nusz, Reid and Lou in the event of their termination without “cause” or for “good reason,” (a) the “Salary” amount was calculated as the base salary that the executive would have received for the remaining two years and two months of the term of the employment agreements, and (b) the “Bonus Amount” was calculated as the aggregate target performance bonus amount that the executive would have been eligible to receive for the remaining term of the employment agreements, plus the pro-rata bonus amount.
(3)	Reflects 18 months’ worth of COBRA premiums at the following monthly rates: $2,004.08 for Mr. Nusz, $2,004.08 for Mr. Reid, $2,004.08 for Mr. Lou, $2,004.08 for Mr. Lorentzatos, $2,004.08 for Mr. Mace, and $1,342.39 for Mr. Smithwick.
(4)	The accelerated vesting of equity awards is based upon the closing price per share of our common stock on December 31, 2012 (the last trading day of fiscal 2012), which was $31.80, multiplied by the number of outstanding restricted shares or PSUs that would vest upon the occurrence of the event indicated. The values reported in the table above only take into account awards that were outstanding on December 31, 2012, and do not include the awards granted to our Named Executive Officers in February 2013, which awards are discussed above in the CD&A.
(5)	The aggregate total amount of compensation payable in connection with the triggering events has not been reduced to reflect any cut back in benefits or payments that would be made in connection with a change in control pursuant to the terms of the employment agreements and the Executive Change in Control and Severance Benefit Plan, as in effect beginning March 1, 2012. The modified arrangements provide that golden parachute payments will be paid in full or reduced to fall within the 280G safe harbor amount, whichever will provide a better net after-tax position for a Named Executive Officer. For purposes of this disclosure, we have reflected the maximum amount potentially payable to each Named Executive Officer under each given scenario even though such maximum amounts could be reduced pursuant to the cutback language included in the currently existing agreements.

Director Compensation

We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a total compensation package between the 50th percentile and 75th percentile of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a significant portion of the total compensation package to be equity-based to align the interests of our directors with our stockholders.

After review with Longnecker of non-employee director compensation paid by our peer group, our Board of Directors approved the following compensation plan for non-employee directors, which was in effect for fiscal 2012:

•	an annual cash retainer fee of $50,000, plus cash payments of $1,500 for each Board of Directors’ meeting attended and $1,000 for each committee meeting attended; and

•	committee chairperson fees in the following amounts: (a) Audit Committee chair—$15,000, (b) Compensation Committee chair—$10,000, and (c) Nominating & Governance Committee chair— $10,000; and

•

the annual equity award for each non-employee director is equal to a number of shares of restricted stock having a value of approximately $150,000 on the date of grant, based on the closing price of our common stock on the date of grant. For fiscal 2012, the restricted stock awards were granted on February 15, 2012, and each non-employee director received 4,810 shares of restricted stock.

Our Compensation Committee reviews the compensation of our non-employee directors on an annual basis. For the 2013 fiscal year, our Compensation Committee has approved the following changes to the compensation plan for our non-employee directors, in order to bring the total compensation package between the 50th percentile and 75th percentile of our peer group and to help us retain qualified non-employee directors in a competitive market:

•	$1,500 will be paid in cash for each committee meeting attended during fiscal 2013;

•

the annual equity award for each non-employee director is equal to a number of shares of restricted stock having a value of approximately $155,000 on the date of grant. For fiscal 2013, the restricted stock awards were granted on February 15, 2013, and each non-employee director received 4,140 shares of restricted stock.

Effective March 1, 2012, Mr. Robert L. Zorich resigned from our Board of Directors and Mr. Bobby S. Shackouls joined our Board of Directors as a non-employee director. In addition to the annual compensation described above for 2012, Mr. Shackouls received an initial equity award of 500 shares of restricted stock on March 1, 2012.

Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors.

Each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of our Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in our general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our Board of Directors or any of our committees.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William J. Cassidy	$83,500	$150,120	—	$233,620
Ted Collins, Jr.	$66,500	$150,120	—	$216,620
Michael McShane	$84,500	$150,120	—	$234,620
Bobby S. Shackouls	$51,667	$173,053	—	$224,720
Douglas E. Swanson, Jr.(3)	$77,500	$150,120	—	$227,620
Robert L. Zorich(3)	$9,833	—	—	$9,833

(1)	Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director during fiscal 2012 as more fully explained above.
(2)	Reflects the aggregate grant date fair value of restricted stock awards granted under our LTIP in fiscal year 2012, computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements on Form 10-K for the year ended December 31, 2012 for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the grant date. Messrs. Cassidy, Collins, McShane and Swanson received their awards on February 15, 2012 at a value of $31.21 per share. Mr. Shackouls received his awards upon joining the Board of Directors on March 1, 2012 at a value of $32.59 per share. As of December 31, 2012, Messrs. Cassidy, Collins, McShane, and Swanson held 4,810 outstanding shares of restricted stock and Mr. Shackouls held 5,310. Mr. Zorich resigned from our Board of Directors effective March 1, 2012, and did not hold any outstanding shares of restricted stock as of December 31, 2012.
(3)	Messrs. Swanson and Zorich’s cash director fees were assigned and paid to EnCap Energy Capital Fund VI, L.P. and EnCap Energy Capital Fund VII, L.P. Messrs. Swanson and Zorich have entered into other compensation arrangements with EnCap for the services they provide to us on behalf of EnCap. Effective March 1, 2012, Mr. Zorich resigned from our Board of Directors and was replaced by Mr. Shackouls, who joined the Board in March 2012.

Compensation Practices as They Relate to Risk Management

We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding bonus amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executives and stockholders, thereby reducing the incentives to unnecessary risk taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, no member of the Compensation Committee served as an executive officer of the Company. During 2012, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors

Douglas E. Swanson, Jr., Chairman

William J. Cassidy, Member

Michael McShane, Member

Bobby S. Shackouls, Member

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Company has determined that: (1) Messrs. McShane, Cassidy and Collins are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the New York Stock Exchange (“NYSE”) and (2) all current Audit Committee members are financially literate. In addition, Mr. McShane qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Audit Committee:

•	reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2012 with management and with the independent registered public accountants;

•

considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management and with the independent registered public accountants;

•

reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants’ independence, and (3) the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380, Communication with Audit Committees, and by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•

discussed with management and with the independent registered public accountants the process by which the Company’s chief executive officer, chief financial officer and chief accounting officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q;

•

pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accountants as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that PricewaterhouseCoopers LLP’s independence was not compromised by the provision of such services (details regarding the fees paid to PricewaterhouseCoopers LLP in 2012 for audit services, tax services and all other services, are set forth at “Audit and Other Fees” below); and

•

based on the reviews and discussions referred to above, recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers LLP warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company’s consolidated financial statements.

The Committee meets regularly with management and the independent registered public accountants, including private discussions with the independent registered public accountants, and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of the Board of Directors

Michael McShane, Chairman

William J. Cassidy, Member

Ted Collins, Jr., Member

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	Role and functions of the Board of Directors and its Lead Director

•	Qualifications and independence of directors

•	Size of the Board of Directors and director selection process

•	Committee functions and independence of committee members

•	Meetings of non-employee directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.oasispetroleum.com)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The “Corporate Governance Guidelines” are posted on the Company’s website at www.oasispetroleum.com/Corporate_Governance.htm. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Nusz has served as Chairman, President and Chief Executive Officer of the Company since its initial public offering in June 2010. Mr. Nusz also served as the President and Chief Executive Officer of Oasis Petroleum LLC, a predecessor of the Company, from its inception in March 2007 until the Company’s initial public offering.

The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. As CEO, the Chairman is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies.

To ensure a strong and independent board, all directors of the Company, other than Mr. Nusz and Mr. Reid, are independent. In addition, the Company’s Corporate Governance Guidelines provide that the Board will designate one of its members as the Lead Director to preside over the meetings of the non-management directors and to provide, in conjunction with the Chairman and CEO, leadership and guidance to the Board.

Mr. McShane has served as Lead Director of the Board since August 9, 2010. In this capacity, Mr. McShane provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. He also (i) serves as chairman of the executive sessions of the independent directors; (ii) establishes the agenda for each meeting of the non-management directors; and (iii) serves as the Board’s contact for employee and stockholder communications with the Board of Directors. In addition, all directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting. All of these principles are set forth in the Company’s Corporate Governance Guidelines.

Additionally, the Board regularly meets in executive session without the presence of the CEO or other members of management. The Lead Director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and the Company’s management team. Further, the Board has complete access to the Company’s management team.

Given the strong leadership of the Company’s Chairman and CEO, the effective counterbalancing role of the Lead Director and a Board comprised of strong and independent directors, the Board believes that, at the present time, the combined role of Chairman and CEO best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. McShane, the Board’s Lead Director), any committee of the Board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all five non-employee directors (Messrs. Cassidy, Collins, McShane, Shackouls and Swanson) are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that Messrs. Cassidy, Collins, McShane and Shackouls meet the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee. Those standards require that the director not be an affiliate of the Company and that the director not receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in July 2012. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Michael McShane, is an Audit Committee financial expert as defined by the SEC.

Oversight of Risk Management

Except as discussed below, the Board as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example:

•

the Board oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•

the Board has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•	the Board reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. All of the Company’s directors attended last year’s annual meeting. We anticipate that all of our directors, with the exception of Mr. Collins, will attend the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 6, 2013 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

Name of Person or Identity of Group	Number of Shares	Percentage of Class (1)
BlackRock, Inc.(2)	5,713,728	6.1%
T. Rowe Price Associates, Inc.(3)	5,530,320	5.9%
Thomas B. Nusz(4)(5)	2,314,497	2.5%
Taylor L. Reid(4)(6)	1,780,148	1.9%
Michael H. Lou(4)	160,180	*
William J. Cassidy(4)	16,150	*
Ted Collins, Jr.(4)	87,200	*
Michael McShane(4)	51,850	*
Bobby S. Shackouls(4)	9,450	*
Douglas E. Swanson, Jr.(4)	16,150	*
Nickolas J. Lorentzatos(4)	45,854	*
Roy W. Mace(4)	220,105	*
Walter S. Smithwick(4)	377,858	*
All directors and executive officers as a group (11 persons)(4)	5,079,442	5.4%

*	Less than 1%.
(1)	Based upon an aggregate of 93,601,700 shares outstanding as of March 6, 2013.
(2)

According to a Schedule 13G, dated January 30, 2013, filed with the SEC by BlackRock, Inc., it has sole voting and dispositive power over all of these shares. BlackRock, Inc. filed this 13G as a parent holding company for the following subsidiaries: BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited. The address of BackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)	According to a Schedule 13G, dated February 11, 2013, filed with the SEC by T. Rowe Price Associates, Inc., it has sole voting power over 863,270 of these shares, no voting power over the remainder and the sole dispositive power over all of these shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(4)	Executive officer or director of the Company.
(5)	Mr. Nusz has pledged 657,986 of these shares as security for personal loans.
(6)	Mr. Reid has sole voting power over 1,180,148 of these shares and shared voting power over 600,000 of these shares. 600,000 of these shares are held by West Bay Partners, Ltd., a limited partnership formed for family investment purposes. The sole general partner of West Bay, a Texas limited liability company, is controlled by Mr. Reid and his wife, and the limited partners of West Bay consist of Mr. Reid, his immediate family members and trusts formed for their benefit.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2012.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•	any person who is known by the Company to be the beneficial owner of more than 5.0% of the Company’s common stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors on May 17, 2010, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402;

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares is pre-approved or ratified (as applicable) if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•

charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

There were no related persons transactions since May 17, 2010 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2007, there has not been, any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Registration Rights Agreement

In connection with the IPO, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with OAS Holdco. The rights and obligations of OAS Holdco under the Registration Rights Agreement were assigned to certain affiliates of EnCap in connection with the dissolution of OAS Holdco on December 15, 2010. The Registration Rights Agreement requires the Company to file, within one hundred and twenty (120) days of receipt of a demand notice issued by EnCap, a registration statement with the SEC permitting the public offering of registrable securities. In addition, the Registration Rights Agreement grants EnCap the right to join the Company, or “piggyback,” in certain circumstances, if the Company is selling its common stock in a primary offering or another party’s common stock in a secondary offering.

Transactions Involving Directors

Mr. Collins, one of the Company’s directors, owns a working interest in four of the Company’s wells. During the year ended December 31, 2012, Mr. Collins received gross payments totaling $535,017.92 from the Company attributable to such working interest, which amounts are subject to reduction for severance tax obligations and joint interest billings.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2013. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since its inception on February 26, 2007. The 2012 audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting was completed on March 1, 2013.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the last two years (in thousands):

	2012	2011
Audit Fees(1)	$1,006	$1,229
Tax Fees(2)	106	247
Other Fees	2	2

Total	$1,114	$1,478

(1)	Audit fees represent fees for professional services provided in connection with: (a) the annual audits of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting; (b) the review of the Company’s quarterly consolidated financial statements; and (c) review of the Company’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2012 and 2011.
(2)	Tax fees represent tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of PricewaterhouseCoopers LLP’s audit, tax and other services. For the year ended December 31, 2012, the Audit Committee pre-approved each of the services described above.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the registered public accounting firm of the Company for 2013.

ITEM THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to provide advisory, non-binding approval of the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this proxy statement, beginning on page 10. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination of employment or change of control) are reasonable and not excessive. As you consider this Item 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this proxy statement. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

•	Equity-based awards generally incorporate a three-year vesting period to emphasize long-term performance and executive officer commitment;

•

Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics in order to properly balance risk with the incentives to drive our key annual financial and/or strategic initiatives and impose maximum payouts to further manage risk and the possibility of excessive payments;

•

We have focused our executives on long-term stockholder value creation through our use of equity-based awards, including PSUs tied to relative TSR performance, and the adoption of stock ownership guidelines that encourage our senior executives to own a significant amount of the Company’s stock; and

•

Cash payments under the Change in Control and Severance Benefit Plan and similar provisions of employment agreements require a double trigger (i.e., a termination of employment in connection with a change in control).

We believe that the stockholders, by voting for Directors individually as described in Item 1, have had a clear ability to express their approval or disapproval of the performance of our Directors and, specifically the Directors serving on the Compensation Committee; however, Congress has enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) in 2010, which requires, among other things, a non-binding advisory “Say on Pay” vote and gives our stockholders the opportunity to express their views on our Named

Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Item 3 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the CD&A, the 2012 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2013 Annual Meeting is required for approval of Item 3. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS, IN ITEM 3, AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2014 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than November 15, 2013, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2014 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 3, 2014 and February 2, 2014, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 2, 2014, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. In connection with this consideration, the Nominating and Governance Committee considered Mr. McShane’s experience as a chief executive officer, chief financial officer, and accounting officer in the oil and gas industry. Messrs. Swanson, Cassidy and Shackouls each have experience with investment analysis in the oil and gas industry. Mr. Collins, Mr. Nusz, and Mr. Reid each have significant operational experience in the oil and gas industry. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2014 if that nomination is submitted in writing, between January 3, 2014 and February 2, 2014, to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500,

Houston, Texas 77002, Attention: Corporate Secretary. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a) the nominee’s name, address and other personal information;

b) the number of shares of each class and series of stock of the Company held by such nominee;

c) the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d) all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate votes for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2012, is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 3, 2013:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2012 AND THE 2012 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.proxyvote.com.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002 or by calling (281) 404-9600. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Broadridge. Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Time, on Thursday, May 2, 2013. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

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IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Nickolas J. Lorentzatos

Corporate Secretary

Houston, Texas

March 15, 2013

OASIS PETROLEUM

OASIS PETROLEUM INC.

1001 FANNIN STREET, SUITE 1500

HOUSTON TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All The Board of Directors recommends you vote FOR the following:

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Michael McShane

02 Thomas B. Nusz

The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2013.

3. To approve, on an advisory basis, the compensation of our executive officers as described in the “Executive Compensation and Other Information -- Compensation Discussion and Analysis” (CD&A) section of the accompanying proxy statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the compensation tables.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com.

OASIS PETROLEUM INC. Annual Meeting of Shareholders May 3, 2013 9:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas B. Nusz and Nickolas J. Lorentzatos, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote all the shares of common stock of Oasis Petroleum Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 3, 2013, and any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE “FOR ALL” ON THE ELECTION OF DIRECTOR NOMINEES AND “FOR” AS TO ITEMS 2 AND 3. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

Continued and to be signed on reverse side

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